            OPPENHEIMER MAIN STREET FUNDS(R), INC.

                   ARTICLES OF AMENDMENT

      Oppenheimer Main Street Funds, Inc., an open-end
investment company registered under the Investment Company
Act of 1940, as amended, organized as a Maryland
corporation having its principal office in the State of
Maryland in Baltimore City (hereinafter called the
"Corporation"), hereby certifies that as of April 30, 2003:

      FIRST:  Pursuant to authority contained in Article
FOURTH of the Corporation's Articles of Incorporation, all
references in these Articles of Incorporation, as amended,
to Oppenheimer Main Street Growth & Income Fund are changed
to Oppenheimer Main Street Fund;

      SECOND:  These Articles of Amendment pertain solely
to an amendment that may be made without shareholder
approval as permitted by Maryland General Corporation Law
section 2-605(a)(4);

      THIRD: These Articles of Amendment have been duly
authorized and approved by a majority of the Board of
Directors of the Corporation as set forth in Maryland
General Corporation Law section 2-607.

      IN WITNESS WHEREOF, Oppenheimer Main Street Funds,
Inc. has caused these Articles of Amendment to be executed
by its Vice President and witnessed by its Assistant
Secretary as of this 21st day of April, 2003.  The
undersigned Vice President and Secretary of the Corporation
acknowledges them to be the act of the Corporation and
verifies and states under the penalties of perjury that, to
the best of his knowledge, information and belief, the
matters and facts set forth herein with respect to
authorization and approval hereof are true in all material
respects.

                                 Oppenheimer Main Street Funds, Inc.

                                    By:  /s/ Robert G. Zack
                                         Robert G. Zack
                                         Vice President &
Secretary

WITNESS:

By:   /s/ Katherine P. Feld
      ------------------------
      Katherine P. Feld
      Assistant Secretary